Exhibit 99.1

SAN JOSE, Calif., Aug. 29 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) a worldwide preferred supplier of high-performance integrated circuits and frequency control products, today announced that by mutual agreement it has canceled and voided its approximately $12.5 million investment in AKER Technology Co., Ltd., of Taiwan that was previously announced on July 19, 2005. The agreement to void the initial transaction was reached due to significant differences on how to set the future direction of AKER. Instead, under terms of a new agreement, AKER will sell Pericom its 99.9% interest in its Taiwanese eCERA frequency control products subsidiary for 475 million New Taiwan Dollars (approximately $14.7 million). The transaction is expected to close by August 31, 2005.

Alex Hui, President and CEO of Pericom, said, “eCERA has been a key supplier to our frequency control products business unit for several years, therefore the alteration of the original agreement is in line with our original goals of having secured access to a top caliber FCP factory to accelerate the development of advanced FCP products and availability of high volume, cost competitive surface mount capability to support our top OEM customers. For the first six months of 2005, eCERA had revenues of approximately $12.3 million and operating income of approximately $900,000. The acquisition of eCERA, whose results will be consolidated with Pericom’s, is expected to be accretive to Pericom’s earnings immediately. We also expect that our integrated circuit and frequency control products expertise will expand eCERA’s capabilities and that the combined entity will be a much stronger frequency control products supplier. We will provide additional information in early September after the close of the transaction.”

Pericom Semiconductor Corporation offers customers worldwide the industry’s most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

eCERA ComTek Corporation and its subsidiary Azer Crystal Technology Co., Ltd. are major crystal and frequency control products manufacturing companies in Taiwan. eCERA is the largest SMD (Surface Mount Device) manufacturer in Taiwan with a production capability of 12 million units per month, and is a major supplier to SaRonix.

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include that Pericom will have secured access to a top caliber FCP factory to accelerate the development of advanced FCP products and availability of high volume, cost competitive surface mount capability to support our top OEM customers, that the acquisition of eCERA will be accretive to Pericom’s earnings immediately, and that our integrated circuit and frequency control products expertise will expand eCERA’s capabilities and that the combined entity will be a much stronger frequency control products supplier. The company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including unforeseen complications that could reduce or eliminate any anticipated benefit from this investment in eCERA, or other factors that were not anticipated. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward- looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended June 30, 2004 and, in particular, the risk factors sections of this filing.